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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 6, 1998







                            OXFORD HEALTH PLANS, INC.

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             (Exact name of registrant as specified in its charter)


            Delaware                   0-19442                06-1118515
(State or other jurisdiction)         Commission            (IRS Employer
       of incorporation)              File Number)         Identification No.)


800 Connecticut Avenue, Norwalk, Connecticut                        06854
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(Address of principal executive offices)                          (Zip Code)


                                 (203) 852-1442
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              (Registrant's telephone number, including area code)











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Item 5. Other Events.

         On February 6, 1998, the Company issued a $100,000,000 senior secured increasing rate note due February 6, 1999 ("Note") pursuant to a Bridge Securities Purchase Agreement, dated as of February 6, 1998 ("Agreement"), between the Company and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). The Note will bear interest at prime plus 2.5% per annum during the first three months, and thereafter the spread over prime will increase by 0.5% every three months; provided, however, that the per annum interest rate will not be less that 10.5%, nor more than 17%. The Company used the proceeds of the Note to make capital contributions to certain of its HMO subsidiaries, to pay expenses in connection with the issuance of the Note and for general corporate purposes.

         In connection with the issuance of the Note, the Company has paid and will pay commitment and other fees to DLJ and has granted a security interest in the stock of subsidiaries and certain other assets of the Company. The Agreement contains various covenants, financial maintenance requirements and other restrictions, including, among others, a covenant prohibiting the payment of dividends on the Company's common stock.

         The Agreement provides that, subject to satisfaction of various conditions (including the issuance of additional equity by the Company), the Company may issue to DLJ up to $100,000,000 of additional Notes for the purpose of making capital contributions to one or more subsidiaries to satisfy regulatory requirements and for general corporate purposes.

         The Company intends to retire the Note (and any additional Notes under the Agreement) with the proceeds of more permanent financing during 1998. The Company's ability to obtain such financing, and the timing, form and terms thereof, will depend upon a number of factors beyond the Company's control, including, among others, general economic and market conditions.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               OXFORD HEALTH PLANS, INC.


Date: February 9, 1998                         By:   /s/  BRENDAN R. SHANAHAN
                                                  ---------------------------
                                                       Brendan R. Shanahan
                                                  Vice President and Controller



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